Exhibit 99

PRESS RELEASE	EAGLE BANCORP, INC.
FOR IMMEDIATE RELEASE	CONTACT:
Ronald D. Paul
April 23, 2007	301.986.1800

EAGLE BANCORP, INC. ANNOUNCES INCREASE IN LOANS AND DEPOSITS FOR FIRST QUARTER
OF 2007 ACCOMPANYED BY LOWER EARNINGS DUE TO HIGHER COST OF FUNDS

BETHESDA, MD. Eagle Bancorp, Inc. (Nasdaq: EGBN), the parent company of EagleBank (the “Bank”), today announced net income of $1.7 million for the quarter ended March 31, 2007, compared to $2.0 million for the first quarter of 2006, a decrease of 15%. On a per-share basis, the Company earned $0.18 per basic share and $0.17 per diluted share for 2007, as compared to $0.21 per basic share and $0.20 per diluted share for 2006. Per share earnings have been adjusted for the 1.3 for 1 share stock split paid on July 5, 2006.

During the first quarter of 2007 the Company experienced average loan growth of 17% and average deposit growth of 11% as compared to the first quarter 2006.  Despite a challenging interest rate environment, the Company maintained a net interest margin of 4.41% for the first quarter of 2007, which management feels compares favorably to its peers.  Nevertheless, the Company’s net interest income in the first quarter of 2007 as compared to the first quarter of 2006 was adversely impacted by a decline in the net interest margin from 5.01% in the first quarter of 2006 to 4.41% for the first quarter of 2007. “Like many banks in our marketplace, raising funds in core deposits has been challenging, and the bank has had to rely more on higher cost certificates of deposit as a funding source for loan and investment growth over the past several quarters”, said Ronald D. Paul, President and CEO of Eagle Bancorp.

Comparing balances at March 31, 2007, the Company’s total assets amounted to $776 million, versus $695 million at March 31, 2006, a 12% increase; while total deposits amounted to $632 million at March 31, 2007, representing an 11% increase over deposits of $571 million at March 31, 2006; total loans increased to $637 million at March 31, 2007 from $552 million at March 31, 2006, a 15% increase, and total stockholders’ equity amounted to $74 million at March 31, 2007, versus $67 million at March 31, 2006, an 11% increase.

For the quarter ended March 31, 2007, the Company reported an annualized return on average assets of 0.88% as compared to 1.20% for the same period of 2006. The annualized return on average equity was 9.23% for the quarter ended March 31, 2007, as compared to 12.08% for the same period of 2006; both profitability ratios reflecting a weaker net interest margin in the first quarter of 2007 as compared to 2006. The ratio of average equity to average assets was 9.59% and 9.93% for quarters ended March 31, 2007 and 2006, respectively.

For the quarter ended March 31, 2007 interest income increased 22%, while interest expense grew by 71% compared to the first quarter of 2006, owing primarily to a higher cost of deposit funding and higher levels of purchased funds to support growth. Net interest income showed an increase of 2% on growth in average earning assets of 15% and a 60 basis point decline in the net interest margin.

During the first quarter of 2007 the Company’s provision for loan losses amounted to $303 thousand as compared to $115 thousand for the first quarter of 2006, largely as a result of loan growth, and in part due to higher levels of net-

charge offs in the first quarter of 2007 as compared to the first quarter of 2006. The Company recorded a partial charge-off in the amount of $350 thousand associated with a problem commercial lending relationship originally identified and provisioned for in the third quarter of 2006. This credit is expected to be fully resolved later in 2007.  Management believes the current reserve balance for this relationship is adequate.  In total, the ratio of net charge-offs to average loans was .26% for the first quarter of 2007 (.04% excluding the problem relationship identified above) as compared to .01% for the first quarter of 2006. The continued management of a quality loan portfolio remains a key objective of the Company.

“While net income for the first quarter of 2007 was negatively impacted by compression in our net interest margin, we are encouraged with our continued growth in assets, loans and deposits”, remarked Mr. Paul. “We continue to focus on achieving a more favorable deposit mix. The continuation of an interest rate climate where short-term and longer-term rates are about equal presents all banks with a very challenging environment to grow revenues. Our confidence in our business plan and our continued growth in loans and deposits support our efforts to continue to add additional staff and facilities to our operations, resulting in increases to noninterest expense. We are closely monitoring and controlling overhead with a goal toward strong cost management, but not at the expense of taking advantage of opportunities for meeting growth objectives. Relationships with existing clients remains strong as we continue to develop new quality banking relationships in our primary marketplace of Montgomery County, Maryland and Washington, D.C.”, added Mr. Paul.

Total noninterest income increased from $840 thousand for the quarter ended March 31, 2006 to $998 thousand for the same period in 2007, a 19% increase, owing primarily to increases in deposit transaction fees and gains from the sale of residential mortgage and SBA loans.  The Company continues to maintain its emphasis on increasing noninterest income through transaction and other fees, growth in residential mortgage operations and SBA lending, and appropriate financing opportunities with Eagle Commercial Ventures.

Noninterest expenses amounted to $6.0 million for the first quarter of 2007 as compared to $5.2 million for the same period of 2006, a 16% increase. The increase in noninterest expenses was due substantially to a larger staff and related personnel costs, a new branch opened in the second quarter of 2006, additional office space, increases in data processing costs and licensing fees and the new requirement that the Bank pay deposit insurance premiums.

Eagle Bancorp, Inc. paid dividends of $0.06 per share and $0.05 per share for the quarters ended March 31, 2007 and 2006, respectively.

The Summary of Financial Information presented on the following pages provides more detail of the Company’s performance for the quarter ended March 31, 2007 as compared to 2006. Persons wishing additional information should refer to the Company’s Form 10K for the year ended December 31, 2006 filed with the Securities and Exchange Commission on March 13, 2007.

Eagle Bancorp is the holding company for EagleBank which commenced operations in 1998. The Bank is headquartered in Bethesda, Maryland, and conducts full service commercial banking services through nine offices, located in Montgomery County, Maryland and Washington, D.C. The Company focuses on building relationships with businesses, professionals and individuals in its marketplace.

Forward looking Statements: This press release contains forward looking statements within the meaning of the Securities and Exchange Act of 1934, as amended, including statements of goals, intentions, and expectations as to future trends, plans, events or results of Company operations and policies and regarding general economic conditions. In some cases, forward-looking statements can be identified by use of words such as “may,” “will,” “anticipates,” “believes,” “expects,” “plans,” “estimates,” “potential,” “continue,” “should,” and similar words or phrases. These statements are based upon current and anticipated economic conditions, nationally and in the Company’s market, interest rates and interest rate policy, competitive factors and other conditions which by their nature, are not susceptible to accurate forecast and are subject to significant uncertainty. Because of these uncertainties and the assumptions on which this discussion and the forward-looking statements are based, actual future operations and results in the future may differ materially from those indicated herein. Readers are cautioned against placing undue reliance on any such forward-looking statements. The Company’s past results are not necessarily indicative of future performance.

Eagle Bancorp, Inc.

Statements of Condition Highlights

(in thousands)

	March 31, 2007	December 31, 2006	March 31, 2006
	Unaudited	Audited	Unaudited
Assets
Cash & due from banks	$16,470	$19,250	$16,689
Interest bearing deposits with banks and other short term investments	4,573	4,855	1,718
Federal funds sold	19,701	9,727	31,630
Investment securities available for sale, at fair value	74,216	91,140	69,954
Loans held for sale	2,531	2,157	3,010
Loans	637,356	625,773	552,375
Less: Allowance for credit losses	(7,263)	(7,373)	(6,085)
Premises and equipment, net	7,380	6,954	5,852
Accrued interest, taxes, and other assets	21,224	20,968	19,423
Total Assets	$776,188	$773,451	$694,566

Liabilities and Stockholders’ Equity
Noninterest bearing deposits	$130,664	$139,917	$149,778
Interest bearing transaction	58,801	66,596	66,309
Savings and money market	177,717	159,778	140,697
Time, $100,000 or more	140,482	158,495	140,482
Other time	124,447	103,729	73,979
Total deposits	632,111	628,515	571,245
Customer repurchase agreements and federal funds purchased	35,043	38,064	31,549
Other borrowings	30,000	30,000	20,000
Other liabilities	4,574	3,956	4,531
Total liabilities	701,728	700,535	627,325
Stockholders’ equity	74,460	72,916	67,241
Total Liabilities and Stockholders’ Equity	$776,188	$773,451	$694,566

Eagle Bancorp, Inc.

Statements of Income Highlights

(in thousands, except per share data)

	Three Months Ended
	March 31,
	2007	2006
	(Unaudited)	(Unaudited)
Total interest income	$13,736	$11,224
Total interest expense	5,767	3,380
Net interest income	7,969	7,844
Provision for credit losses	303	115
Net interest income after provision for credit losses	7,666	7,729
Noninterest income (before investment gains)	991	840
Investment gains (losses)	7	—
Total noninterest income	998	840
Salaries and employee benefits	3,352	2,974
Premises and equipment expenses	1,208	869
Marketing and advertising	91	119
Outside Data processing	262	228
Other expenses	1,135	1,033
Total noninterest expense	6,048	5,223
Income before income tax expense	2,616	3,346
Income tax expense	934	1,363
Net income	$1,682	$1,983

Per Share Data:
Earnings per share, basic(1)	$0.18	$0.21
Earnings per share, diluted(1)	$0.17	$0.20
Shares outstanding at period end	9,509,622	9,411,249
Weighted average shares outstanding, basic(1)	9,488,567	9,378,444
Weighted average shares outstanding, diluted(1)	9,816,711	9,793,495
Book value per share at period end(1)	$7.83	$7.14
Dividend per share	$0.06	$0.05

Performance Ratios (annualized):
Return on average assets	0.88%	1.20%
Return on average equity	9.23%	12.08%
Net interest margin	4.41%	5.01%
Efficiency ratio(2)	67.44%	60.14%

Other Ratios:
Allowance for credit losses to total loans	1.14%	1.10%
Non-performing loans to total loans	0.25%	1.13%
Net charge-offs (annualized) to average loans	0.26%	0.01%
Average equity to average assets	9.59%	9.93%
Tier 1 leverage ratio	9.68%	10.12%
Total risk based capital ratio	12.03%	12.42%

Average Balances (in thousands):
Total assets	$770,880	$670,664
Total earning assets	$732,529	$634,471
Total loans (3)	$636,225	$545,594
Total deposits	$616,492	$553,469
Total borrowings	$76,577	$47,178
Total stockholders’ equity	$73,890	$66,627

(1)             All periods adjusted to give retroactive effect to the 1.3 to 1 stock split in the form of a 30% stock dividend paid on July 5, 2006

(2)             Computed by dividing noninterest expense by the sum of net interest income and noninterest income

(3)             Includes loans held for sale